INDUSTRIAL DISTRIBUTION GROUP, INC.

                        AMENDED AND RESTATED
                    EMPLOYEE STOCK PURCHASE PLAN

                              ARTICLE I

                            INTRODUCTION

          Sec. 1.1 STATEMENT OF PURPOSE. The purpose of the Industrial Distribution Group, Inc. Employee Stock Purchase Plan is to provide eligible employees of the Company and its Subsidiaries, who wish to become stockholders, an opportunity to purchase Common Stock of the Company. The Board of Directors of the Company believes that employee participation in ownership will be to the mutual benefit of both the employees and the Company.

          Sec. 1.2 INTERNAL REVENUE CODE CONSIDERATIONS. The Plan is intended to constitute an "employee stock purchase plan" within the meaning of section 423 of the Internal Revenue Code of 1986, as amended.

                              ARTICLE II

                         CERTAIN DEFINITIONS

          Sec. 2.1  "ADMINISTRATIVE COMMITTEE" or "Stock Purchase
Plan Committee" means the committee appointed by the Board to administer the Plan, as provided in Section 6.3 hereof.

          Sec. 2.2 "BOARD" means the Board of Directors of the Company.

          Sec. 2.3 "CODE" means the Internal Revenue Code of 1986, as amended.

          Sec. 2.4 "COMPANY" means Industrial Distribution Group, Inc., a Delaware corporation.

          Sec. 2.5 "COMPENSATION" means the total remuneration paid, during the period of reference, to an Employee by the Company, including regular salary or wages, overtime payments, bonuses, commissions and vacation pay, to which has been added (a) any elective deferral amounts by which the Employee has had his or her current remuneration reduced for the purposes of funding a contribution to any plan sponsored by the Company and satisfying the requirements of section 401(k) of the Code, and (b) any amounts by which the Employee's compensation has been reduced pursuant to a compensation reduction agreement between the Employee and the Company for the purpose of funding benefits through any cafeteria plan sponsored by the Company meeting the requirements of section
125 of the Code. There shall be excluded from "Compensation" for the purposes of the Plan, whether or not reportable as income by the Employee, expense reimbursements of all types, payments in lieu of expenses, the Company contributions to any qualified retirement plan or other program of deferred compensation (except as provided above), the Company contributions to Social Security or worker's compensation, the costs paid by the Company in connection with fringe benefits and relocation, including gross-ups, and any amounts accrued for the benefit of Employee, but not paid, during the period of reference.

          Sec. 2.6 "CONTINUOUS SERVICE" means the period of time during which the Employee has been employed by the Company or a Subsidiary and during which there has been no interruption of Employee's employment by the Company or a Subsidiary. For this purpose, periods of Excused Absence shall not be considered to be interruptions of Continuous Service. Continuous Service shall also include periods of service with the predecessor businesses of the Company and, at the election of the Company, may include periods of service with a corporation or other entity acquired by the Company after the Effective Date.

          Sec. 2.7 "EFFECTIVE DATE" shall mean September 30, 1997, if within twelve months of that date, the Plan is or has been approved at a meeting of the stockholders of the Company by the affirmative vote of the holders of the majority of Common Stock of the Company outstanding.

          Sec. 2.8  "ELIGIBLE EMPLOYEE" means each person who:

          (a) is an Employee whose customary employment is for more than five months in any calendar year;

          (b) has completed at least ninety (90) days of Continuous
Service; and

          (c) is not deemed for purposes of section 423(b)(3) of the Code to own stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company.

          Sec. 2.9   "EMPLOYEE" means each person employed by the
Company or a Subsidiary.

          Sec. 2.10 "EXCUSED ABSENCE" means absence pursuant to a leave of absence granted by the Company or any other entity constituting the Company, absence due to disability or illness, absence by reason of a layoff, or absence by reason of active duty in the armed forces of the United States. In no event may an Excused Absence exceed six (6) months in length (or, if longer and if applicable, the period of the individual's active duty in the armed forces of the United States and such period thereafter as such individual's right to reemployment by the Company is protected by law), and any absence shall cease to be an Excused Absence upon the earlier of (a) the last day of the calendar month in which the duration of the absence reaches six (6) months or (b) the last day of the calendar month in which the leave expires by its terms, the layoff ends by recall or permanent separation from service, or recovery from illness or disability occurs.

          Sec. 2.11 "MARKET VALUE" means, with respect to Stock, the fair market value of such stock, determined by such methods or procedures as shall be established from time to time by the Administrative Committee; provided, however, that if the Stock is listed on a national securities exchange or quoted in an interdealer quotation system, the Market Value of such Stock on a given date

shall be based upon the last sale price or, if unavailable, the average of the closing bid and asked prices per share of the Stock on such date (or, if there was no trading or quotation in the Stock on such date, on the next preceding date on which there was trading or quotation) as provided by one of such organizations.

          Sec. 2.12 "OFFERING" means the offering of shares of Stock under the Plan.

          Sec. 2.13 "OFFERING DATE" means the first business day of each January, April, July, and October during which the Plan is in effect; provided, however, that the initial Offering Date ("Initial Offering Date") shall be the first business day after the Effective Date as of which the Administrative Committee determines that participation in the Plan can be offered to Eligible Employees.

          Sec. 2.14 "PARTICIPANT" means each Eligible Employee who elects to participate in the Plan.

          Sec. 2.15 "PURCHASE DATE" means the last day of each Purchase Period.

          Sec. 2.16 "PLAN" means the Amended and Restated Industrial Distribution Group, Inc. Employee Stock Purchase Plan, as the same is set forth herein and as the same may hereafter be amended.

          Sec. 2.17 "PURCHASE AGREEMENT" means the document prescribed by the Administrative Committee pursuant to which an Eligible Employee has enrolled to be a Participant.

          Sec. 2.18 "PURCHASE PERIOD" means the calendar quarter beginning each January 1, April 1, July 1, and October 1, provided that the initial Purchase Period ("Initial Purchase Period") shall be the short period beginning on the Initial Offering Date and ending on December 31, 1997.

          Sec. 2.19 "PURCHASE PRICE" means such term as it is defined in Section 4.3 hereof.

          Sec. 2.20 "STOCK" means the Common Stock, $.01 par value per share, of the Company.

          Sec. 2.21 "STOCK PURCHASE ACCOUNT" means a non-interest bearing account consisting of all amounts withheld from an Employee's Compensation (or otherwise paid into the Plan) for the purpose of purchasing shares of Stock for such Employee under the Plan, reduced by all amounts applied to the purchase of Stock for such Employee under the Plan.

          Sec. 2.22 "SUBSIDIARY" shall mean a corporation described in section 424(f) of the Code that has, with the permission of the Board, adopted the Plan. The participating Subsidiaries on the Effective Date are listed on Schedule A attached hereto.

                            ARTICLE III

                   ADMISSION TO PARTICIPATION

          Sec. 3.1 INITIAL PARTICIPATION. Only Eligible Employees may participate in the Plan. Any Eligible Employee may elect to be a Participant and may become a Participant by executing and filing with the Administrative Committee a Purchase Agreement at such time in advance and on such forms as prescribed by the Administrative Committee. The effective date of an Eligible Employee's participation shall be the Offering Date next following the date on which the Administrative Committee receives from the Eligible Employee a properly executed and timely filed Purchase Agreement; provided, however, that the Initial Offering Date may precede receipt of the Eligible Employee's Purchase Agreement. Participation in the Plan will continue automatically from one Purchase Period to another unless notice is given pursuant to Section 3.2.

          Sec. 3.2 VOLUNTARY DISCONTINUANCE OF PARTICIPATION. Any Participant may voluntarily withdraw from the Plan by filing a Notice of Withdrawal with the Administrative Committee at such time in advance as the Administrative Committee may specify. Upon such withdrawal, there shall be paid to the Participant the amount, if any, standing to his or her credit in his or her Stock Purchase Account. The delivery of certificates representing the shares of Stock held for such Participant under the Plan shall be handled in the manner provided in Section 4.7.

          Sec. 3.3 INVOLUNTARY DISCONTINUANCE OF PARTICIPATION. If a Participant ceases to be an Eligible Employee, the entire amount, if any, standing to the Participant's credit in his or her Stock Purchase Account shall be refunded to him or her. Notwithstanding the foregoing, should a Participant cease to be an Eligible Employee (as a result of the restrictions in Section 2.8(c)) by reason of being granted an option to purchase Stock under a stock option plan maintained by the Company, such Participant may continue to participate only through the end of the Purchase Period during which such option was granted. The delivery of certificates representing the shares of Stock held for such Participant under the Plan shall be handled in the manner provided in Section 4.7.

          Sec. 3.4 READMISSION TO PARTICIPATION. Any Eligible Employee who has previously been a Participant, who has discontinued participation, and who wishes to be reinstated as a Participant may again become a Participant for any subsequent Purchase Period by executing and filing with the Administrative Committee, at such time in advance as the Administrative Committee shall determine, a new Purchase Agreement on forms provided by the Administrative Committee. Reinstatement to Participant status shall be effective as of the Offering Date next following the date on which the Administrative Committee receives from the Eligible Employee the properly executed and timely filed Purchase Agreement.

                              ARTICLE IV

                           STOCK PURCHASE

          Sec. 4.1 RESERVATION OF SHARES. There shall be 500,000 shares of Stock reserved for the Plan, subject to adjustment in accordance with the antidilution provisions hereinafter set forth. Except as provided in Section 5.2 hereof, the aggregate number of shares that may be purchased under the Plan shall not exceed the number of shares reserved for the Plan. Shares of Stock issued pursuant to the Plan may be either unissued shares of Stock, or shares of Stock acquired in the market or directly from shareholders.

          Sec. 4.2 LIMITATION ON SHARES AVAILABLE. Subject to the limit in Section 4.4(b) and the other limitations set forth in the Plan, the maximum number of shares of Stock that may be purchased for each Participant on a Purchaser Date is the lesser of (a) the number of shares of Stock that can be purchased by applying the full balance of his Stock Purchase Account to such purchase of shares at the Purchase Price (as hereinafter determined), (b) the number of shares of Stock that would not cause the Participant to exceed the limit of Section 2.8(c), or (c) an amount equal to 10% of the Participant's expected Purchase Period Compensation divided by 85% of the Market Value of the Stock on the Offering Date. A Participant's expected Purchase Period Compensation shall be determined by multiplying his normal hourly or weekly rate of Compensation (as in effect on the last day prior to such Offering
Date) by the number of regularly scheduled hours or weeks of work for such Participant during the Purchase Period; provided, however, for the Initial Purchase Period only, the limitation in (c) above shall be increased to an amount equal to 10% of the Participant's expected annual Compensation divided by 85% of the Market Value of the Stock on the Initial Offering Date, where expected annual Compensation shall be determined using the Compensation rate in effect on the last day prior to the Initial Offering Date. Any portion of a Participant's Stock Purchase Account that cannot be applied by reason of the foregoing limitation shall remain in the Participant's Stock Purchase Account for application to the purchase of Stock on the next Offering Date (unless withdrawn before such next Offering Date).

          Sec. 4.3 PURCHASE PRICE OF SHARES. The Purchase Price per share of the Stock purchased for Participants pursuant to any Offering shall be the sum of (a) eighty-five percent (85%) of the Market Value of such share on the Offering Date on which such Offering commences or on the Purchase Date on which such Offering expires, whichever is lower, and (b) any transfer, excise, or similar tax imposed on the transaction pursuant to which such share of Stock is purchased. If the Purchase Date with respect to the purchase of Stock is a day on which the stock is selling ex-dividend but is on or before the record date for such dividend, then for Plan purposes the Purchase Price per share will be increased by an amount equal to the dividend per share. In no event shall the Purchase
Price be less than the par value of the Stock.

          Sec. 4.4  EXERCISE OF PURCHASE PRIVILEGE.

          (a) Subject to the provisions of Section 4.2 above, if on the date of the last paycheck of a Participant issued prior to any Purchase Date (or, for the Initial Purchase Period, the date when any direct payment must be made), there is a credit balance in the Participant's Stock Purchase Account, there shall be purchased for the Participant at the Purchase Price for the Purchase Period that expires on such Purchase Date the largest number of whole and fractional shares of Stock that can be purchased with the entire amount standing to the Participant's credit in his or her Stock Purchase Account on such paycheck issue date (or direct payment date). Each such purchase shall be deemed to have occurred on the Purchase Date occurring at the close of the Offering for which the purchase was made.

          (b) Notwithstanding anything contained herein to the contrary, (i) a Participant may not during any calendar year purchase shares of Stock having an aggregate Market Value, determined at the time of each Offering Date during such calendar year, of more than $25,000, and (ii) all rights to purchase Stock offered on an Offering Date must be exercised within twenty-seven
(27) months of such Offering Date.

          Sec. 4.5 ESTABLISHMENT OF STOCK PURCHASE ACCOUNT. Each Participant shall authorize payroll deductions from Compensation for the purposes of funding his or her Stock Purchase Account. In the Purchase Agreement, each Participant shall authorize a deduction from each payment of his or her Compensation during a Purchase Period, which deduction shall be not less than one percent (1%) nor more than ten percent (10%) of the gross amount of such payment, subject to Section 4.4(b); provided, however, for the Initial Purchase Period beginning on or after the Effective Date, a Participant can authorize payroll deductions up to a total of 10% of annual Compensation (determined in the manner provided in Section
4.2 and subject to any withholding limitations), but in no event more than the amount of such payment. Subject to Section 3.2, a Participant may not reduce or increase his or her payroll deduction rate during any Purchase Period. However, a Participant may change the deduction to any permissible level for any subsequent Purchase Period by filing notice thereof at such time preceding the Offering Date on which such subsequent Purchase Period commences as the Administrative Committee shall determine. In addition to payroll deductions, the Administrative Committee may allow for the Initial Purchase Period, in its sole discretion and subject to such terms and procedural requirements as it may establish, for the delivery of payments by Participants directly to the Administrative Committee or its designee.

          Sec. 4.6 PAYMENT FOR STOCK. The Purchase Price for all shares of Stock purchased for a Participant under the Plan shall be paid out of the Participant's Stock Purchase Account. As of each Purchase Date, the entire amount standing to the credit of each Participant in his or her Stock Purchase Account on such Purchase Date shall be charged with the aggregate Purchase Price of the shares of Stock purchased for such Participant on the Purchase Date. No interest shall be paid or payable with respect to any amount held in a Participant's Stock Purchase Account.

          Sec. 4.7  SHARE OWNERSHIP; ISSUANCE OF CERTIFICATES.

          (a) The shares purchased for a Participant on a Purchase Date shall, for all purposes, be deemed to have been issued and/or sold at the close of business on such Purchase Date. Prior to that time, none of the rights or privileges of a stockholder of the Company shall inure to the Participant with respect to such shares. All the shares of Stock purchased under the Plan shall be delivered by the Company in a manner as determined by the Administrative Committee in accordance with Section 4.7(b).

          (b) The Administrative Committee, in its sole discretion, may determine that the shares of Stock shall be delivered by the Company (i) by periodically issuing and delivering to the Participant a certificate for the number of whole shares of Stock purchased for such Participant on a Purchase Date or during a calendar year, or (ii) by issuing and delivering a certificate or certificates for the number of shares of Stock purchased for all Participants on a Purchase Date or during a calendar year to a member firm of the New York Stock Exchange which is also a member of the National Association of Securities Dealers, Inc., as selected by the Administrative Committee from time to time, which shares shall be maintained by such member firm in separate accounts for each Participant, or (iii) by issuing and delivering a certificate or certificates for the number of shares of Stock purchased for all Participants on a Purchase Date or during the calendar year to a bank or trust company or affiliate thereof, as selected by the Administrative Committee from time to time, which shares shall be maintained by such bank or trust company or affiliate in separate accounts for each Participant or, if any Participant designates on his or her Purchase Agreement, in his or her name jointly with his or her spouse, with right of survivorship. A Participant who is a resident of a jurisdiction that does not recognize such joint tenancy may have a certificate or account in his or her name as tenant in common with his or her spouse, without right of survivorship. Such designation may be changed by filing a notice thereof signed by the Participant and his or her spouse. Such spouse shall be bound by all of the terms and conditions of the Plan as if such spouse were a Participant.

          Sec. 4.8 RESTRICTIONS ON RESALE. Stock acquired under the Plan may not be sold or otherwise disposed of for at least one year after the Purchase Date on which the shares were acquired, except in the case of death or disability.


                              ARTICLE V

                         SPECIAL ADJUSTMENTS

          Sec. 5.1 SHARES UNAVAILABLE. If, on any Exercise Date, the aggregate funds available for the purchase of Stock would purchase a number of shares in excess of the number of shares then available for purchase under the Plan, the following events shall occur:

          (a) The number of shares that would otherwise be purchased for each Participant shall be proportionately reduced on the Purchase Date in order to eliminate such excess;

          (b) The Plan shall automatically terminate immediately after the Purchase Date as of which the supply of available shares is exhausted; and

          (c) Any amounts remaining in the respective Stock Purchase Accounts of the Participants shall be repaid to such Participants.

          Sec. 5.2 ANTIDILUTION PROVISIONS. The aggregate number of shares of Stock reserved for purchase under the Plan, as hereinabove provided, and the calculation of the Purchase Price per share may be appropriately adjusted to reflect any increase or decrease in the number of issued shares of Stock resulting from a recapitalization, reclassification, stock split-up, stock dividend, combination of shares, or transaction having similar effect. Any such adjustment shall be made by the Administrative Committee acting with the consent of, and subject to the approval of, the Board.

          Sec. 5.3 EFFECT OF CERTAIN TRANSACTIONS. Subject to any required action by the stockholders, if the Company shall be the surviving or resulting corporation in any merger or consolidation, or if the Company shall be merged for the purpose of changing the jurisdiction of its incorporation, any Offering hereunder shall pertain to and apply to the shares of stock of the Company or the survivor. However, in the event of a dissolution or liquidation of the Company, or of a merger or consolidation in which the Company is not the surviving or resulting corporation, the Plan and any Offering hereunder shall terminate upon the effective date of such dissolution, liquidation, merger, or consolidation, and the balance then standing to the credit of each Participant in his or her Stock Purchase Account shall be returned to him or her.


                              ARTICLE VI

                            MISCELLANEOUS

          Sec. 6.1 NONALIENATION. The right to purchase shares of Stock under the Plan is personal to the Participant, is exercisable only by the Participant during his or her lifetime except as hereinafter set forth, and may not be assigned or otherwise transferred by the Participant. Notwithstanding the foregoing, there shall be delivered to the executor, administrator, or other personal representative of a deceased Participant such shares of Stock and such residual balance as may remain in the Participant's Stock Purchase Account as of the date the Participant's death occurs. However, such representative shall be bound by the terms and conditions of the Plan as if such representative were a Participant.

          Sec. 6.2 ADMINISTRATIVE COSTS. Other than any transfer, excise, or similar taxes imposed on the transaction pursuant to which any shares of Stock are purchased, the Company or a Subsidiary shall pay all administrative expenses associated with the operation of the Plan.

          Sec. 6.3 COLLECTION OF TAXES. The Company shall be entitled to require any Participant to remit, through payroll

withholding or otherwise, any tax that it determines it is so obligated to collect with respect to the issuance of Stock hereunder, or the subsequent sale or disposition of such Stock, and the Administrative Committee shall institute such mechanisms as shall insure the collection of such taxes.

          Sec. 6.4 ADMINISTRATIVE COMMITTEE. The Compensation Committee of the Board shall appoint an Administrative Committee, which shall have the authority and power to administer the Plan and to make, adopt, construe, and enforce rules and regulations not inconsistent with the provisions of the Plan. The Administrative Committee shall adopt and prescribe the contents of all forms required in connection with the administration of the Plan, including, but not limited to, the Purchase Agreement, payroll withholding authorizations, withdrawal documents, and all other notices required hereunder. The Administrative Committee shall have the fullest discretion permissible under law in the discharge of its duties. The Administrative Committee's interpretations and decisions in respect of the Plan, the rules and regulations pursuant to which it is operated, and the rights of Participants hereunder shall be final and conclusive.

          Sec. 6.5 AMENDMENT OF THE PLAN. The Board may amend the Plan without the consent of stockholders or Participants, except that any such action shall be subject to the approval of the Company's stockholders at or before the next annual meeting of stockholders for which the record date is set after such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Board may otherwise in its discretion determine to submit other such changes to the Plan to stockholders for approval; provided, however, that no such action may (i) without the consent of an affected Participant, materially impair the rights of such Participant with respect to any shares of Stock theretofore purchased for him or her under the Plan, or (ii) disqualify the Plan under section 423 of the Code.

          Sec. 6.6 TERMINATION OF THE PLAN. Subject to Section 5.1, the Plan shall continue in effect unless terminated pursuant to action by the Board, which shall have the right to terminate the Plan at any time without prior notice to any Participant and without liability to any Participant. Upon the termination of the Plan, the balance, if any, then standing to the credit of each Participant in his or her Stock Purchase Account shall be refunded to him or her and the certificates representing the shares of Stock shall be handled in the manner provided in Section 4.7.

          Sec. 6.7 REPURCHASE OF STOCK. The Company shall not be required to purchase or repurchase from any Participant any of the shares of Stock that the Participant acquired under the Plan.

          Sec. 6.8 NOTICE. A Purchase Agreement and any notice that a Participant files pursuant to the Plan shall be on the form prescribed by the Administrative Committee and shall be effective only when received by the Administrative Committee. Delivery of such forms may be made by hand or by certified mail, sent postage

prepaid, to Industrial Distribution Group, Inc., 2500 Royal Place, Tucker, Georgia 30084, Attention: Stock Purchase Plan Committee.
Delivery by any other mechanism shall be deemed effective at the discretion of the Administrative Committee.

          Sec. 6.9 GOVERNMENT REGULATION. The Company's obligation to sell and to deliver the Stock under the Plan is at all times subject to all approvals of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock.

          Sec. 6.10 HEADINGS, CAPTIONS, GENDER. The headings and captions herein are for convenience of reference only and shall not be considered as part of the text. The masculine shall include the feminine, and vice versa.

          Sec. 6.11 SEVERABILITY OF PROVISIONS; PREVAILING LAW. The provisions of the Plan shall be deemed severable. If any such provision is determined to be unlawful or unenforceable by a court of competent jurisdiction or by reason of a change in an applicable statute, the Plan shall continue to exist as though such provision had never been included therein (or, in the case of a change in an applicable statute, had been deleted as of the date of such change). The Plan shall be governed by the laws of the State of Delaware, to the extent such laws are not in conflict with, or superseded by, federal law.

     AS APPROVED, AS AMENDED AND RESTATED, ON DECEMBER  10, 1997.


                              INDUSTRIAL DISTRIBUTION GROUP, INC.



                              By:  /s/ Martin S. Pinson
                                  --------------------------------
                                   Martin S. Pinson
                                   Chairman of the Board and Chief
                                   Executive Officer



                             SCHEDULE A

                     PARTICIPATING SUBSIDIARIES



Associated Suppliers,Inc.

B & J Industrial Supply Company

Cramer Industrial Supplies, Inc.

Grinding Supplies Company

J.J. Stangel Co.

Shearer Industrial Supply Co.

Slater Industrial Supply, Inc.

The Distribution Group, Inc.

Tri-Star Industrial Supply, Inc.



                                 11